UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a – 6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Cadence Financial Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

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November     , 2008

Dear Fellow Shareholders:

We cordially invite you to attend a special meeting of shareholders of Cadence Financial Corporation. The special meeting will be held beginning at 10:00 a.m., local time, on December 18, 2008, at Cadence Bank, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi. The formal notice of the special meeting appears on the next page.

The special meeting has been called for the purpose of approving an amendment to our Restated Articles of Incorporation to authorize a class of preferred stock, consisting of 10,000,000 authorized shares, which may be issued in connection with our participation in the Capital Purchase Program of the U.S. Department of the Treasury or which otherwise may be issued for general corporate purposes in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by our board of directors.

We hope that you will be able to attend the special meeting. Whether or not you plan to attend, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope. You may also submit a proxy by telephone or via the Internet, should you prefer. Your board of directors recommends a vote “FOR” the amendment to the Restated Articles of Incorporation to authorize the issuance of preferred stock.

The Capital Purchase Program is designed to provide banks with a source of new capital on favorable terms and without being overly dilutive to shareholders. It is being widely used by banks of all sizes throughout the country.

The Capital Purchase Program is a unique opportunity to strengthen our balance sheet at a time when the traditional markets for capital have contracted significantly due to the turmoil in the financial markets. The Capital Purchase Program provides a very attractive interest rate of 5% for the first five years. If we do not redeem the preferred stock at the end of five years, the rate goes to 9%. Both of these rates are currently less than the market rate for similar transactions. The program also permits us to redeem the stock at a future date without significant penalties, providing us with increased flexibility in terms of replacing the preferred stock with other securities in the future.

The addition of new capital through the Capital Purchase Program would further strengthen our capital base and solidify our position as a ‘well-capitalized’ bank for regulatory purposes. We believe this is particularly important during this period of a softening economy. Also, when the economy regains its footing and resumes its growth, we will be fortified with a strong capital position to support loan growth.

The ability for banks to raise capital in today’s equity markets is very limited and dilutive. This program provides a ready source of new capital on favorable terms and is why our board of directors is recommending that we take advantage of this program. Further, we believe the addition of new capital under this plan will be in the best interest of building long-term shareholder value.

We are gratified by your continued interest in Cadence Financial Corporation and are pleased that so many of you have voted your shares in the past. We look forward to seeing you at the special meeting.

Sincerely yours,

Lewis F. Mallory, Jr.

Chairman of the Board and

Chief Executive Officer

CADENCE FINANCIAL CORPORATION

301 East Main Street

Starkville, Mississippi 39759

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

November     , 2008

Notice is hereby given that a special meeting of shareholders of Cadence Financial Corporation will be held beginning at 10:00 a.m., local time, on December 18, 2008, at Cadence Bank, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi. The special meeting has been called for the purpose of approving an amendment to our Restated Articles of Incorporation to authorize a class of preferred stock, consisting of 10,000,000 authorized shares, which may be issued in connection with our participation in the Capital Purchase Program of the U.S. Department of the Treasury or which otherwise may be issued for general corporate purposes in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by our board of directors.

The board of directors has fixed the close of business on November 10, 2008 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the special meeting.

Your vote is important. Regardless of whether or not you plan to attend the special meeting, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as promptly as possible. You may also submit a proxy by telephone or via the Internet by following the instructions attached to the proxy card. You may revoke your proxy at any time before it is voted at the special meeting by sending in a replacement proxy or by voting in person at the meeting.

By Order of the Board of Directors,

Richard Haston

Secretary

November     , 2008

CADENCE FINANCIAL CORPORATION

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 18, 2008

Introduction

This proxy statement is furnished to the shareholders of Cadence Financial Corporation in connection with the solicitation of proxies on behalf of the company’s board of directors for use at a special meeting of shareholders to be held at 10:00 a.m., local time, on December 18, 2008, at Cadence Bank, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi. The company’s telephone number is (662) 323-1341.

This proxy statement, the accompanying proxy card and the notice of special meeting are first being distributed to shareholders on or about November     , 2008.

At the meeting, shareholders will have the opportunity to consider and vote upon a proposal to approve an amendment to our Restated Articles of Incorporation to authorize a class of preferred stock, consisting of 10,000,000 authorized shares, which may be issued in connection with our participation in the Capital Purchase Program of the U.S. Department of the Treasury or which may otherwise be issued for general corporate purposes in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by our board of directors.

The Capital Purchase Program is designed to provide banks with a source of new capital on favorable terms and without being overly dilutive to shareholders. It is being widely used by banks of all sizes throughout the country.

The Capital Purchase Program is a unique opportunity to strengthen the company’s balance sheet at a time when the traditional markets for capital have contracted significantly due to the turmoil in the financial markets. The Capital Purchase Program provides a very attractive interest rate of 5% for the first five years. If the company does not redeem the preferred stock at the end of five years, the rate goes to 9%. Both of these rates are currently less than the market rate for similar transactions. The program also permits the company to redeem the stock at a future date without significant penalties, providing it with increased flexibility in terms of replacing the preferred stock with other securities in the future.

The addition of new capital through the Capital Purchase Program would further strengthen the company’s capital base and solidify its position as a ‘well-capitalized’ bank for regulatory purposes. The company believes this is particularly important during this period of a softening economy. Also, when the economy regains its footing and resumes its growth, the company will be fortified with a strong capital position to support loan growth.

The ability for banks to raise capital in today’s equity markets is very limited and dilutive. This program provides a ready source of new capital on favorable terms and is why the company’s board of directors is recommending that it take advantage of this program. Further, the company believes that the addition of new capital under this plan will be in the best interest of building long-term shareholder value.

The board of directors has fixed the close of business on November 10, 2008 as the record date for the special meeting. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. As of November 10, 2008, there were              shares of the company’s common stock outstanding. The company has no other outstanding class of securities. The deadline for proxies to be received is 11:59 P.M., eastern daylight time, on December 17, 2008.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. You may also vote by telephone or via the Internet. Please see the instructions attached to the proxy card.

Solicitation and Revocation of Proxies

The company is soliciting your shareholder proxy. The company intends to solicit proxies by mail, but it may also use telephonic and other electronic means of solicitation. As part of its solicitation, the company encourages its directors, officers and employees to solicit shareholder proxies. However, the company does not engage any of its directors, officers or employees specifically to solicit proxies and pays no additional compensation for solicitation. The company’s stock transfer agent, Registrar and Transfer Company, will assist in the solicitation of proxies from brokers and nominees of shareholders.

If a properly signed and dated proxy card is returned with voting instructions in time, the shares represented by the proxy will be voted in accordance with those instructions. If a properly signed and dated proxy card is returned without instructions, the shares represented by that card will be voted “FOR” the amendment to the company’s Restated Articles of Incorporation, as recommended by the company’s board of directors. The board of directors is not aware of any other matter to be presented at the meeting other than those specifically discussed in this proxy.

If you have delivered a proxy for the special meeting, you may revoke it any time before it is voted by attending the meeting and voting in person, giving written notice revoking your proxy to the corporate secretary prior to the date of the special meeting, or by submitting a new proxy before the meeting.

The company will bear the total cost of soliciting proxies from its shareholders. The company estimates Registrar and Transfer Company’s fees for broker and shareholder nominee solicitation will not exceed $25,000, plus out-of-pocket costs and expenses. The company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. The company will make a list of all shareholders as of the record date available at the special meeting.

Quorum

A majority of the votes entitled to be cast at the special meeting constitutes a quorum. A share, once represented for any purpose at the special meeting, is deemed present for purposes of determining a quorum for the remainder of the special meeting. This is true even if the shareholder abstains from voting with respect to any matter brought before the special meeting.

Each share of the company’s common stock outstanding on November 10, 2008 entitles its holder to one vote on any proposal that may properly come before the special meeting.

As of October 31, 2008, the directors and executive officers of the company beneficially owned a total of 1,289,289 shares, or approximately 10.8% of the outstanding shares of the company’s common stock. These individuals have indicated that they will vote for the amendment to the company’s Restated Articles of Incorporation.

Brokers and other nominee holders do not have the power to vote shares held by them in the election of directors or any other proposals unless the beneficial owner of the shares directs them to vote on such matters. Broker non-votes will not be counted as votes cast for purposes of determining the total number of votes cast on any proposal or particular item that comes before the special meeting, and as such will have no effect on any proposal.

PROPOSAL 1: AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

General Information on Authorization of Preferred Stock

The Restated Articles of Incorporation (the “Articles”) do not authorize the company to issue preferred stock. In order to participate in the Department of Treasury’s Capital Purchase Program described below (the “CPP”), the company would be required to amend the Articles to authorize the issuance of preferred stock. Even if the company is unable to participate in the CPP, it believes that having blank check preferred stock for general corporate purposes as described below would be beneficial to the company. The board of directors has determined that having preferred stock would facilitate corporate financing and the company’s other plans which are intended to foster the company’s growth and flexibility. If approved, the preferred stock could be issued by the board of directors without further shareholder approval, in one or more series, and with such dividend rates and rights, liquidation preferences, voting rights, conversion rights, rights and terms of redemption and other rights, preferences, and privileges as determined by the board of directors. The board of directors believes that the complexity of modern business financing and possible future transactions require greater flexibility in the company’s capital structure than currently exists.

Issuance of Preferred Stock

The primary impetus for authorizing the issuance of preferred stock under the Restated Articles of Incorporation is to permit the company to participate in the CPP; however, the Board has not made a final decision about the company’s participation in the CPP. Under the CPP, the Department of Treasury will purchase up to an aggregate of $250 billion of shares of senior preferred stock on standardized terms as described in the term sheet attached hereto as Annex A. Qualifying institutions are required to elect to participate no later than November 14, 2008. In order to participate, the company must meet all qualitative requirements, including having available preferred stock, within 30 days of the date of notification of preliminary approval by the Department of Treasury. The Department of Treasury will determine eligibility and allocations for interested institutions after consultation with the appropriate federal banking agency. The minimum subscription amount available to a participating institution is 1 percent of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion or 3 percent of risk-weighted assets. The company intends to apply for an aggregate amount of $30 million.

The senior preferred stock will qualify as Tier 1 capital and will rank senior to the company’s common stock. The senior preferred stock will pay a cumulative dividend rate of 5 percent per annum for the first five years and will reset to a rate of 9 percent per annum after year five. The senior preferred stock will be non-voting, other than class voting rights on matters that could adversely affect the shares. The senior preferred stock will be callable at par after three years. Prior to the end of three years, the senior preferred may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. The Department of Treasury may also transfer the senior preferred stock to a third party at any time. In conjunction with the purchase of senior preferred stock, the Department of Treasury will receive warrants to purchase common stock with an aggregate market price equal to 15 percent of the senior preferred investment. The exercise price on the warrants will be the market price of the company’s common stock at the time of issuance, calculated on a 20-trading day trailing average.

In order to participate in the CPP, the company will also be required to adopt the Department of Treasury standards for executive compensation and corporate governance for the period during which the Department of Treasury holds equity in the company issued under the CPP. The company must meet certain standards, including: (1) ensuring that incentive compensation for certain senior executives does not encourage unnecessary and excessive risks that threaten the value of the company; (2) requiring a return to the company of any bonus or incentive compensation paid to certain senior executives based on financial statements or other performance metric criteria that are later proven to be materially inaccurate; (3) prohibiting the company from making certain excess payments to certain senior executives made on account of involuntary separations from service or in connection with a bankruptcy, insolvency or receivership of the company; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each applicable senior executive. These standards could change based on subsequent guidance issued by the Department of Treasury or the Internal Revenue Service. Both prior to its participation in the CPP, and for so long as the Department of Treasury continues to hold equity interests in the company issued under the CPP, the company will monitor its compensation arrangements and modify such compensation arrangements, agree to limit and limit its compensation deductions, and take such other actions as may be necessary to comply with the standards discussed above, as they may be modified from time to time.

The company believes that participation in the CPP would be beneficial because it would provide low cost access to capital which can be used to support and expand its business.

Assuming that participation in the CPP is not completed, the board of directors would be permitted to issue preferred stock from time to time for any proper corporate purpose, including acquisitions of other businesses or properties and the raising of additional capital. Shares of preferred stock could be issued publicly or privately, in one or more series that could rank senior to the company’s common stock with respect to dividends and liquidation rights. There are no present plans, understandings or agreements for, and the company is not engaged in any negotiations that will involve, the issuance of preferred stock.

Effects of Issuing Preferred Stock

The issuance of shares of preferred stock will dilute the ownership interests of the current common shareholders, and the mere ability of the board of directors of the company to issue preferred stock may discourage hostile tender offers for the company’s common stock or be viewed as an anti-takeover device. The amendment is not presently intended for that purpose and is not proposed in response to any specific takeover threat known to the board of directors. Furthermore, this proposal is not part of any plan by the board of directors to adopt anti-takeover devices, and the board of directors currently has no present intention of proposing anti-takeover measures in the near future. In addition, any such issuance of preferred stock in the takeover context would be subject to compliance by the board of directors with applicable principles of fiduciary duty. Additionally, the issuance of shares of preferred stock with certain rights, preferences and privileges senior to those held by the company’s common shareholders could diminish their rights to receive dividends, if declared by the board of directors, and to receive payments upon the company’s liquidation.

The board of directors believes that the financial flexibility offered by the preferred stock outweighs any of its disadvantages. To the extent the proposal may have anti-takeover effects, the proposal may encourage persons seeking to acquire the company to negotiate directly with the board of directors, enabling the board of directors to consider the proposed transaction in a non-disruptive atmosphere and to discharge effectively its obligation to act on the proposed transaction in a manner that best serves all the shareholders’ interests. It is also the view of the board of directors that the existence of preferred stock should not discourage anyone from proposing a merger or other transaction at a price reflective of the company’s true value and which is in the interests of its shareholders.

A copy of the term sheet for the CPP is attached to this proxy as Annex A and a copy of the amendment is attached to this proxy as Annex B. The amendment to the Articles is being submitted for your approval pursuant to the Mississippi Code of 1972, as amended, and SEC rules.

No Appraisal Rights

Under Mississippi law, the Company’s shareholders are not entitled to appraisal rights with respect to the company’s authorization of preferred stock.

Vote Required

The approval of the amendment to the Articles requires the affirmative vote of the holders of a majority of the shares represented at the special meeting, in person or by proxy, and entitled to vote. For the approval of the amendment to the Articles, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee will not have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.

Board Recommendation

The board of directors recommends a vote “FOR” the amendment to the Articles.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of $30 million of the Company’s preferred stock as part of its participation in the CPP, as described above.

This table should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements for the nine months ended September 30, 2008 included in our Quarterly Report on Form 10-Q for the quarter then ended and our audited consolidated financial statements for the year ended December 31, 2007 and related notes and other financial information included in our Annual Report on Form 10-K for the year then ended.

	As of September 30, 2008
(Amounts in thousands)	Actual	As Adjusted
	(Unaudited)
ASSETS
Cash and cash equivalents	$47,239	$77,239
Total securities	434,462	434,462
Net loans	1,331,565	1,331,565
Interest receivable	9,976	9,976
Premises and equipment, net	34,044	34,044
Goodwill and other intangible assets	69,035	69,035
Other assets	58,760	58,760

Total assets	$1,985,081	$2,015,081

LIABILITIES
Total deposits	$1,444,878	$1,444,878
Interest payable	2,867	2,867
Federal funds purchased and securities sold under agreements to repurchase	111,055	111,055
Subordinated debentures	30,928	30,928
Other borrowed funds	197,357	197,357
Other liabilities	12,110	12,110

Total liabilities	1,799,195	1,799,195

SHAREHOLDERS’ EQUITY
Preferred stock—$100 par value, 10,000,000 shares authorized as adjusted,
30,000 shares issued and outstanding as adjusted[1]	—	27,433
Common stock—$1 par value, 50,000,000 shares authorized, 11,908,914 shares issued and outstanding actual and as adjusted	11,909	11,909
Surplus	93,383	95,950
Retained earnings	83,287	83,287
Accumulated other comprehensive income (loss)	(2,693)	(2,693)

Total shareholders’ equity	185,886	215,886

Total Liabilities and Shareholders’ Equity	$1,985,081	$2,015,081

[1]	Based on an assumed price of $1,000 per share and an investment in the CPP of $30,000,000

STOCK OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The table below shows, as of October 29, 2008, the number of shares of the company’s common stock beneficially owned by each person or entity known by the company to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director and nominee, all executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

Name	Number of Shares Beneficially Owned	Percentage Ownership(B)	Options Exercisable Within 60 Days(C)
Mark A. Abernathy(1)	27,878	*	39,999

David C. Byars(2)	28,795	*	—

Robert S. Caldwell, Jr.	56,000	*	—

Robert L. Calvert, Jr.(3)	181,414	1.5%	—

Robert A. Cunningham(4)	115,229	*	—

J. Nutie Dowdle	241,867	2.0%	—

James C. Galloway, Jr.(5)	102,984	*	—

James D. Graham(6)	65,799	*	—

Clifton S. Hunt(7)	45,300	*	13,013

Dan R. Lee	3,200	*	—

Lewis F. Mallory, Jr.(8)	165,959	1.4%	99,999

Allen B. Puckett, Jr.(9)	185,557	1.6%	—

H. Stokes Smith(10)	40,185	*	—

Sammy J. Smith	9,968	*	—

Richard T. Haston(11)	12,428	*	25,999

John R. Davis(12)	6,726	*	13,998

Directors and Executive Officers as a Group (16 persons)	1,289,289	10.8%	193,088

*	Less than one percent
(A)	Includes shares as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended.
(B)	Based upon 11,908,914 shares of common stock outstanding.
(C)	Options to acquire the company’s common stock were granted in 2001, 2002 and 2004. All options shown in this column are vested and exercisable within 60 days.
(1)	Includes 733 shares held by the company’s employee stock ownership plan with respect to which Mr. Abernathy has voting power and 7,731 shares held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Abernathy has both voting and investment authority. Also includes 4,725 shares held in trust for the benefit of his wife, as to which he disclaims beneficial ownership.
(2)	Includes 3,582 shares owned by Mr. Byars’ wife, 9,633 shares held through a 401(k) plan, 966 shares held in a business investment account, 778 shares held by family exempt trust, 1,333 shares held by a marital income trust, 600 shares held in trust for the children of a friend, and 700 shares held for the benefit of his wife, over all of which Mr. Byars exercised investment and voting control. Also includes 5,337 shares held in trust for his mother, over which Mr. Byars serves as trustee and exercises investment and voting control.
(3)	Includes 52,712 shares held by two companies over which Mr. Calvert has sole investment and voting control and 1,561 shares owned by Mr. Calvert’s wife, as to which he disclaims beneficial ownership.

(4)	Includes 18,577 shares held in a trust with respect to which Mr. Cunningham has shared voting and investment power and 72,730 shares owned by a partnership, as to which Mr. Cunningham has sole voting and investment power.
(5)	Includes 13 shares held by the company’s employee stock ownership plan with respect to which Mr. Galloway has voting power and 317 shares held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Galloway has both voting and investment authority.
(6)	Includes 12,800 shares held in an IRA for Mr. Graham’s wife, as to which he disclaims beneficial ownership.
(7)	Includes 17,000 shares owned by a company as to which Mr. Hunt has sole voting and investment power. Also includes 6,100 shares held in an IRA for Mr. Hunt’s wife, as to which he disclaims beneficial ownership.
(8)	Includes 64,871 shares held by the company’s employee stock ownership plan] with respect to which Mr. Mallory has voting power and 2,899 shares held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Mallory has both voting and investment authority.
(9)	Includes 14,557 shares owned by a corporation, over which Mr. Puckett has sole voting and investment authority. Also includes 8,000 shares owned by Mr. Puckett’s wife, as to which he disclaims beneficial ownership.
(10)	Includes 12,490 shares owned by Mr. Smith’s wife, as to which he disclaims beneficial ownership.
(11)	Includes 245 shares held by the company’s employee stock ownership plan with respect to which Mr. Haston has voting power and 4,763 held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Haston has both voting and investment authority. Also includes 357 shares held in an IRA for Mr. Haston’s wife, as to which he disclaims beneficial ownership.
(12)	Includes 2,188 shares held by the company’s employee stock ownership plan with respect to which Mr. Davis has voting power and 2,739 held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Davis has both voting and investment authority. Also includes 133 shares held in an IRA for Mr. Davis’s wife and 666 shares held in his wife’s name, to both of which he disclaims beneficial ownership.

PROPOSALS OF SHAREHOLDERS

In order to have a proposal included in the proxy materials for this special meeting, shareholders needed to submit such proposal a reasonable time before the company began to print and mail the proxy materials.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon the written request of any record holder or beneficial owner of the shares entitled to vote at the special meeting, the company, without charge, will provide a copy of its annual report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on March 13, 2008. Requests should be mailed to Richard T. Haston, Executive Vice President and Chief Financial Officer, at P.O. Box 1187, Starkville, Mississippi, 39760.

BY ORDER OF THE BOARD OF DIRECTORS
Lewis F. Mallory, Jr. Chairman and Chief Executive Officer

Starkville, Mississippi

November     , 2008

Annex A

Terms of TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer: Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder: United States Department of the Treasury (the “UST”).

Size: QFIs may sell preferred to the UST subject to the limits and terms described below. Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security: Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking: Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status: Tier 1.

Term: Perpetual life.

Dividend: The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption: Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of

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whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator. “Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash. Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends: For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends: The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases: The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights: The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability: The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation: As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in

2

compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant: The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI shareholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term: 10 years

Exercisability: Immediately exercisable, in whole or in part

Transferability: The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting: The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction: In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent: In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or shareholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its shareholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution: In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI shareholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

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Annex B

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CADENCE FINANCIAL CORPORATION

Pursuant to the provisions of Section 79-4-103 of the Mississippi Code of 1972, as amended (the “Code”), CADENCE FINANCIAL CORPORATION, a Mississippi corporation (the “Corporation”), hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is CADENCE FINANCIAL CORPORATION.

ARTICLE TWO

This amendment to the Corporation’s Articles of Incorporation (the “Articles of Incorporation”) was duly adopted in accordance with Section 79-4-103 of the Code by the board of directors on October 16, 2008 and by the shareholders of the Corporation at a meeting of the shareholders held on December 18, 2008.

ARTICLE THREE

Section 5 of the Articles of Incorporation is deleted and replaced in its entirety as follows:

“5. (a) The maximum number of shares, which the Corporation shall have authority to issue, is 60,000,000 shares consisting of (i) 50,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $10.00 per share (the “Preferred Stock”).

(b) (i) Preferred Stock may be issued from time to time either as a class without series or as a class having one or more series. All shares of Preferred Stock, if issued as a class without series, or all shares of Preferred Stock of any one series, if issued in series, shall be identical to each other in all respects and shall entitle the holders thereof to the same rights and privileges, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

(ii) The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock and to fix in any such resolution or resolutions the designations, rights, voting rights, and relative, participating, optional or other special rights, if any, of such class or series of Preferred Stock and the qualifications, limitations or restrictions of any such class or series of Preferred Stock (a “Preferred Stock Resolution”). The authority of the Board of Directors to issue Preferred Stock shall include, without limitation, the power and authority to determine and establish by a Preferred Stock Resolution the following:

(1) Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions hereof, voting rights to be exercised either together with the holders of Common Stock as a single class, or independently as a separate class;

(2) The rate per annum and the times at and conditions upon which the holders of shares of such class or series shall be entitled to receive dividends, the conditions and dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;

(3) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;

(4) The rights to which the holders of the shares of such class or series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(5) The terms, if any, upon which the shares of such class or series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(6) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation; and

(7) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation.

(iii) Except as otherwise provided in a Preferred Stock Resolution, the number of shares constituting a series of Preferred Stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) to the fullest extent permitted by law by like action of the Board of Directors.

(iv) Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise), purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall resume the status which they had before being designated as part of a class of Preferred Stock and may be redesignated and reissued, all subject to the conditions or restrictions on issuance set forth in the Preferred Stock Resolution relating to any class or series of Preferred Stock and to any filing required by law.”

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being the duly authorized Chairman & Chief Executive Officer of the Corporation, for the purpose of amending the Articles of Incorporation pursuant to Section 79-4-103 of the Code, does make and file these Articles of Amendment this 18th day of December, 2008.

CADENCE FINANCIAL CORPORATION

By:
Lewis F. Mallory, Jr. Chairman and Chief Executive Officer

SPECIAL MEETING OF SHAREHOLDERS

December 18, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert L. Calvert, III, Robert A. Cunningham, Allen B. Puckett, III, and Sammy J. Smith, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of Cadence Financial Corporation which the undersigned is entitled to vote only at the Special Meeting of Shareholders to be held on December 18, 2008 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present.

Approving an amendment to the Restated Articles of Incorporation to authorize a class of preferred stock.

For	Withhold	Abstain
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” the proposal. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Please be sure to sign and date this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

Date